CUSIP No. 032165-10-2                  13G                    Page 1 of 10 pages


                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                          (Amendment No. ____15___)*


                            AMSOUTH BANCORPORATION
                            ----------------------
                               (Name of Issuer)

                        Common Stock - Par Value $1.00
                        ------------------------------
                        (Title of Class of Securities)


                                  032165-10-2
                                  -----------
                                (CUSIP Number)

Check the following box if a fee is being paid with this statement [   ].  (A
fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 032165-10-2                  13G                    Page 2 of 10 pages


1       NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                AmSouth Bancorporation
                No. 63-0591257
________________________________________________________________________________
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                        (a)  [   ]
                        (b)  [   ]
________________________________________________________________________________
3       SEC USE ONLY

________________________________________________________________________________
4       CITIZENSHIP OR PLACE OF ORGANIZATION

                Delaware
________________________________________________________________________________

                5       SOLE VOTING POWER

                                -0-
                ________________________________________________________________
NUMBER OF       6       SHARED VOTING POWER
SHARES
BENEFICIALLY                    5,430,312
OWNED BY        ________________________________________________________________
EACH            7       SOLE DISPOSITIVE POWER
REPORTING
PERSON                          -0-
WITH            ________________________________________________________________
                8       SHARED DISPOSITIVE POWER

                                4,464,548
________________________________________________________________________________
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                5,456,929
________________________________________________________________________________
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

________________________________________________________________________________
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                11.64%
________________________________________________________________________________
12      TYPE OF REPORTING PERSON

        HC
________________________________________________________________________________

CUSIP No. 032165-10-2                  13G                    Page 3 of 10 pages


1       NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                AmSouth Bank N.A.
                No. 63-0073530
________________________________________________________________________________
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                        (a)  [  ]
                        (b)  [  ]
________________________________________________________________________________
3       SEC USE ONLY


________________________________________________________________________________
4       CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
________________________________________________________________________________
                5       SOLE VOTING POWER

                              -0-
NUMBER OF       ________________________________________________________________
SHARES          6       SHARED VOTING POWER
BENEFICIALLY                  4,639,660
OWNED BY        ________________________________________________________________
EACH            7       SOLE DISPOSITIVE POWER
REPORTING
PERSON                        -0-
WITH            ________________________________________________________________
                8       SHARED DISPOSITIVE POWER
                              3,682,559
________________________________________________________________________________
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                              4,666,276
________________________________________________________________________________
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

________________________________________________________________________________
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                              9.95%
________________________________________________________________________________
12      TYPE OF REPORTING PERSON*

        BK
________________________________________________________________________________

CUSIP No. 032165-10-2                  13G                    Page 4 of 10 pages


                               AMENDMENT NO. 15
                                      TO
                                 STATEMENT ON
                                 SCHEDULE 13G
                                FILED WITH THE
                      SECURITIES AND EXCHANGE COMMISSION
                                 ON BEHALF OF
                            AMSOUTH BANCORPORATION
                                      AND
                               AMSOUTH BANK N.A.

                Report for the Calendar Year Ended December 31, 1993

Item 1(a)       Name of Issuer:

                AmSouth Bancorporation

Item 1(b)       Address of Issuer's Principal Executive Offices:

                1400 AmSouth/Sonat Tower
                Birmingham, Alabama 35203

Item 2(a)       Name of Persons Filing:

                AmSouth Bancorporation
                AmSouth Bank N.A.

Item 2(b)       Address of Principal Business Office:

                AmSouth Bancorporation
                        1400 AmSouth/Sonat Tower
                        Birmingham, Alabama  35203

                AmSouth Bank N.A.
                        AmSouth/Sonat Tower
                        Birmingham, Alabama  35203

Item 2(c)       Citizenship

                AmSouth Bancorporation is a Delaware corporation. AmSouth Bank N.A. is a national banking association organized under the laws of the United States.

CUSIP No. 032165-10-2                  13G                    Page 5 of 10 pages


Item 2(d)       Title of Class of Securities:

                Common stock, par value $1.00

Item 2(e)       CUSIP Number:  032165-10-2

Item 3. If this Statement is filed pursuant to Rules 13d-1(b) or 13d-2(b), check whether the person filing is a:

                (a)   [ ]   Broker or Dealer registered under Section 15 of the
                            Act

                (b)   [X]   Bank as defined in Section 3(a)(6) of the Act

                (c)   [ ]   Insurance Company as defined in Section 3(a)(19) of
                            the Act

                (d)   [ ]   Investment Company registered under Section 8 of
                            the Investment Company Act

                (e)   [ ]   Investment Adviser registered under Section 203 of
                            the Investment Advisers Act of 1940

                (f)   [ ]   Employee Benefit Plan, Pension Fund which is
                            subject to the provisions of the Employee
                            Retirement Income Security Act of 1974 or Endowment
                            Fund; see Section 240.13d-1(b)(1)(ii)(F)

                (g)   [X]   Parent Holding Company, in accordance with Section
                            240.13d-1(b)(1)(ii)(G)

                (h)   [ ]   Group, in accordance with Section
                            240.13d-1(b)(1)(ii)(H)

Item 4.         Ownership

                (a)     Amount Beneficially Owned:

                             AmSouth Bancorporation: 5,456,929
                             AmSouth Bank N.A.:      4,666,276


                (b)     Percent of Class:

                             AmSouth Bancorporation: 11.64%
                             AmSouth Bank N.A.:       9.95%

                (c)     Number of shares as to which such person has:

                        (i)     sole power to vote or to direct the vote:

                                         -0-

CUSIP No. 032165-10-2                  13G                    Page 6 of 10 pages


                        (ii)    shared power to vote or direct the vote:

                                     AmSouth Bancorporation: 5,430,312
                                     AmSouth Bank N.A.:      4,639,660

                        (iii) sole power to dispose of or to direct the disposition of:

                                         -0-

                        (iv) shared power to dispose of or to direct the disposition of:

                                     AmSouth Bancorporation: 4,464,548
                                     AmSouth Bank N.A.:      3,682,559

        Pursuant to Rule 13d-4, it is hereby declared that the filing of this Statement shall not be construed as an admission that AmSouth Bancorporation or AmSouth Bank N.A. is, for the purpose of Sections 13(d) or 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this Statement.

Item 5.         Ownership of Five Percent or Less of a Class

                Not applicable

Item 6.         Ownership of More than Five Percent on Behalf of Another Person

        All of the shares covered by this Statement are held by trusts and estates of which AmSouth Bancorporation's subsidiaries, AmSouth Bank N.A. or AmSouth Bank of Florida, is a fiduciary. No single one of these trusts and estates holds as much as five percent of the class. Generally, under the terms of the instrument establishing each such trust or estate, dividends on and proceeds from the sale of securities held by the trust or estate are paid to it, with distribution of any such amounts to beneficiaries thereof being made from the trust or estate pursuant to the terms of the governing instrument.

Item 7.         Identification and Classification of the Subsidiary
                Which Acquired the Security Being Reported on by the Parent Holding Company

                See Exhibit 1.

Item 8.         Identification and Classification of Members of the Group

                Not applicable.

Item 9.         Notice of Dissolution of the Group

                Not applicable.

Item 10.        Certification

CUSIP No. 032165-10-2                  13G                    Page 7 of 10 pages


        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business, and were not acquired for the purpose of, and do not have the effect of, changing or influencing the control of the issuer of such securities, and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

Signatures:

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

February 14, 1994
- -----------------
Date

AMSOUTH BANCORPORATION



By: /s/ Carl L. Gorday
    -------------------------------
    Signature

Carl L. Gorday, Assistant Secretary
- -----------------------------------
Name/Title

CUSIP No. 032165-10-2                  13G                    Page 8 of 10 pages


        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.




February 14, 1994
- -----------------
Date




AMSOUTH BANK N.A.



By:  /s/ Carl L. Gorday
     -------------------------
     Signature


Carl L. Gorday, Vice President
- ------------------------------
Name/Title

CUSIP No. 032165-10-2                  13G                   Page 9 of 10 pages


                                   EXHIBIT 1
                                      TO
                               AMENDMENT NO. 15
                                      TO
                                 STATEMENT ON
                                 SCHEDULE 13G
                                FILED WITH THE
                      SECURITIES AND EXCHANGE COMMISSION
                                 ON BEHALF OF
                            AMSOUTH BANCORPORATION
                                      AND
                               AMSOUTH BANK N.A.


        Report for the Calendar Year Ended December 31, 1993


        The securities covered by this Statement are held in a fiduciary capacity by the following subsidiaries of AmSouth Bancorporation, which are banks as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, and classified in Item 3(b) of Schedule 13G:


                                    AmSouth Bank N.A.
                                    AmSouth Bank of Florida

CUSIP No. 032165-10-2                  13G                   Page 10 of 10 pages


                                   EXHIBIT 2
                                      TO
                               AMENDMENT NO. 15
                                      TO
                                 STATEMENT ON
                                 SCHEDULE 13G
                                FILED WITH THE
                      SECURITIES AND EXCHANGE COMMISSION
                                 ON BEHALF OF
                            AMSOUTH BANCORPORATION
                                     AND
                               AMSOUTH BANK N.A.

        Report for the Calendar Year Ended December 31, 1993


        The undersigned, AmSouth Bancorporation and AmSouth Bank N.A., hereby agree that the foregoing Statement on Schedule 13G is filed on behalf of each of them.


                           AMSOUTH BANCORPORATION



                           By:  /s/ Carl L. Gorday
                                -------------------------------------
                                  Carl L. Gorday, Assistant Secretary



                           AMSOUTH BANK N.A.



                           By:  /s/ Carl L. Gorday
                                -------------------------------------
                                  Carl L. Gorday, Vice President